Exhibit 10.2
TAX RECEIVABLE AGREEMENT
by and among
AURORA DIAGNOSTICS, INC.,
THE SUMMIT FUNDS NAMED HEREIN,
THE SUMMIT GPs NAMED HEREIN,
THE SB SHAREHOLDERS NAMED HEREIN,
THE KB SHAREHOLDERS NAMED HEREIN,
and
THE MANAGEMENT INVESTORS NAMED HEREIN,
dated as of ____________, 2010

TAX RECEIVABLE AGREEMENT
     This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of ________, 2010, is hereby entered into by and among Aurora Diagnostics, Inc., a Delaware corporation (the “Corporation”); Summit Ventures VI-A, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., and Summit Partners Private Equity Fund VII-A, L.P., each a Delaware limited partnership (collectively, the “Summit Funds”); Summit Partners VI (GP), L.P. and Summit Partners PE VII, L.P., each a Delaware limited partnership (collectively, the “Summit GPs”); Summit Ventures VI-B, L.P. and Summit Partners Private Equity Fund VII-B, L.P., each a Delaware limited partnership (collectively, the “SB Shareholders”); KRG Capital Fund IV, L.P., a Delaware limited partnership, KRG Capital Fund IV-A, L.P., a Delaware partnership, KRG Capital Fund IV (FF), L.P., a Delaware partnership, KRG Capital Fund IV (PA), L.P., a Delaware limited partnership, and KRG Co-Investment, L.L.C., a Delaware limited liability company (collectively, the “KB Shareholders”); and James C. New, Martin J. Stefanelli, Christopher Jahnle, Kirk A. Rebane, Fred Ferrara, Greg Marsh, Michael Null, Michael Grattendick and Deanna Shackley (collectively, the “Management Investors”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.
RECITALS
     WHEREAS, on the date hereof but prior to execution of this Agreement, the Summit Funds, the Summit GPs, the SB Shareholders, the KB Shareholders, and the Management Investors (collectively, the “Members”) directly or indirectly held membership interests (the “Units”) in Aurora Diagnostics Holdings, LLC, a Delaware limited liability company formed on May 22, 2006 (“Aurora”), which was classified as a partnership for United States federal income tax purposes;
     WHEREAS, the Summit Blockers and the KRG Blocker merged with and into the Corporation, and then Aurora merged with and into the Corporation, with the Corporation surviving, under a series of transactions pursuant to an overall integrated plan (the “Merger”);
     WHEREAS, as of closing of the Merger (“Closing Date”), Aurora and certain of its direct and indirect subsidiaries had tax basis in amortizable goodwill and other intangible assets described in Section 197 of the Code (“Closing Date Tax Basis”);
     WHEREAS, as a result of the Merger, the Corporation may utilize the amortization, depreciation, and/or other recovery of cost basis for Tax purposes, including the reduction of taxable gain on sale or disposition of property, attributable to the Closing Date Tax Basis to affect the income, gain, loss, expense and other Tax items of the Corporation and result in Tax benefits and savings (the “Basis Recovery”);
     WHEREAS, in connection with the Merger, the Summit Funds, the Summit GPs, the SB Shareholders, the KB Shareholders, and the Management Investors are receiving common stock in the Corporation (“Common Shares”) and rights to receive payments from the Corporation for Tax benefits or savings arising out of Basis Recovery and related basis adjustments (“TRA Rights”) as set forth herein;
     WHEREAS, the income, gain, loss, expense, and other Tax items of the Corporation will be affected by (i) Basis Recovery, (ii) Boot Basis Adjustments (as defined below) and (iii) any interest imputed under Section 1272, 1274, 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporation’s payment obligations under this Agreement and the Merger (the “Imputed Interest”); and

     WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the actual or deemed effect of Basis Recovery, Boot Basis Adjustments, and Imputed Interest on the liability of the Corporation for Taxes.
     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
      Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
     “Affiliated Institution” means with respect to any Indemnified Person, any investment fund, institutional investor or other financial intermediary with which such Indemnified Person is Affiliated or of which such Indemnified Person is a member, partner or employee.
     “Agreed Rate” means LIBOR plus 100 basis points.
     “Agreement” is defined in the Preamble of this Agreement.
     “Amended Schedule” is defined in Section 2.3(b) of this Agreement.
     “Aurora” has the meaning set forth in the Recitals to this Agreement.
     “Basis Recovery” has the meaning set forth in the Recitals to this Agreement.
     “Beneficial Owner” means, with respect to a security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
     “Board” means the Board of Directors of the Corporation.
     “Boot Basis Adjustments” means the adjustment to the tax basis of assets, held directly or indirectly by the Corporation, under Section 362 of the Code and, in each case, comparable sections of state, local and foreign tax laws, as a result of the payments made to the Members pursuant to this Agreement.
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

     “Catch-Up Payment” has the meaning set forth in Section 3.1(a) of this Agreement.
     “Change of Control” means the occurrence of any of the following events:
     (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding a group of Persons which includes one or more Affiliates of Summit Partners, L.P., a Delaware limited partnership, and one or more Affiliates of the KB Shareholders, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s, as applicable, then outstanding voting securities; or
     (ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who, on the Closing Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or
     (iii) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or
     (iv) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.
Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.
     “Closing Date” has the meaning set forth in the Recitals to this Agreement.
     “Closing Date Basis Recovery Letter” is defined in Section 2.1 of this Agreement.
     “Closing Date Tax Basis” has the meaning set forth in the Recitals to this Agreement.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Committee” means the committee established pursuant to Section 7.13.
     “Common Shares” has the meaning set forth in the Recitals to this Agreement.
     “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Corporation” is defined in the Preamble of this Agreement.
     “Corporation Return” means the federal and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporation (or, as applicable, of the consolidated, combined or unitary group in which the Corporation is included) filed with respect to Taxes of any Taxable Year.
     “Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.
     “Default Rate” means LIBOR plus 500 basis points.
     “Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local or foreign tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
     “Dispute” is defined in Section 7.8(a) of this Agreement.
     “Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
     “Early Termination Effective Date” is defined in Section 4.2 of this Agreement.
     “Early Termination Notice” is defined in Section 4.2 of this Agreement.
     “Early Termination Payment” is defined in Section 4.3(b) of this Agreement.
     “Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.
     “Early Termination Schedule” is defined in Section 4.2 of this Agreement.
     “Expert” is defined in Section 7.9(a) of this Agreement.
     “Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation or the other members of the consolidated, combined, or unitary group of which the Corporation is a member, in each case using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but (i) excluding any deduction attributable to Basis Recovery as reflected on the Closing Date Basis Recovery Letter, including amendments, (ii) after applying clause (i), using the Non-Stepped Up Tax Basis for Boot Basis Adjustments consistent (other than in the first year of this Agreement) with the prior year’s Tax Benefit Schedule, including amendments, and (iii) excluding any deduction attributable to Imputed Interest for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to Basis Recovery, Boot Basis Adjustments or Imputed Interest.
     “Imputed Interest” has the meaning set forth in the Recitals to this Agreement.
     “Independent Director” means any member of the Board who is not affiliated with any of the principal stockholders of the Corporation and who is neither a current officer nor a former officer of the Corporation or any of its Subsidiaries.
     “Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.
     “IRS” means the United States Internal Revenue Service.
     “KB Shareholders” is defined in the Preamble of this Agreement.
     “KRG Blocker” means KRG Aurora Blocker, Inc., a Delaware corporation.
     “KRG Representative” is defined in Section 7.13 of this Agreement.
     “LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.
     “Management Investors” is defined in the Preamble of this Agreement.
     “Management Representative” is defined in Section 7.13 of this Agreement.
     “Material Objection Notice” is defined in Section 4.2 of this Agreement.
     “Members” has the meaning set forth in the Recitals to this Agreement and shall include any assignee of all or part of any Member’s interest hereunder to the extent written notice of such assignment has been provided to the Corporation.
     “Merger” has the meaning set forth in the Recitals to this Agreement.
     “Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Non-Stepped Up Tax Basis” means the Tax basis that the assets held directly or indirectly by the Corporation (or any other member of the consolidated, combined or unitary group of which the Corporation is a member) would have had if no Boot Basis Adjustments had been made.
     “Objection Notice” is defined in Section 2.3(a) of this Agreement.
     “Paid in Full” means, with respect to the payment of any Senior Obligations, the payment in full, in cash, of all amounts outstanding (and, for the avoidance of doubt, excluding any contingent obligations) under the Senior Obligations, whether due and payable at such time, and the complete termination of any revolving commitments, letter of credit commitments and other commitments to make extensions of credit pursuant to, or in respect of, any Senior Obligations.

     “Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
     “Percentage” means, with respect to each Member, the percentage set forth opposite such Member’s name on the Member Percentage Schedule hereto.
     “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
     “Qualified Tax Advisor” means Alston & Bird LLP, Kirkland & Ellis LLP, McGladrey & Pullen, LLP or any other law or accounting firm that is nationally recognized as being expert in Tax matters and that is reasonably acceptable to the Corporation.
     “Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes imposed on the Corporation or the other members of the consolidated, combined or unitary group of which the Corporation is a member for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
     “Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes imposed on the Corporation or the other members of the consolidated, combined or unitary group of which the Corporation is a member for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
     “Reconciliation Dispute” is defined in Section 7.9(a) of this Agreement.
     “Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.
     “Regular Payment” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Representative” means a current member of the Committee.
     “SB Shareholders” is defined in the Preamble of this Agreement.
     “Schedule” means any of the following: (i) the Closing Date Basis Recovery Letter, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.
     “Senior Obligations” is defined in Section 5.1 of this Agreement.
     “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
     “Subsidiary Stock” means any stock or other equity interest in any subsidiary entity of the Corporation that is treated as a corporation for United States federal income tax purposes.
     “Summit Blockers” means SV VI-B Aurora Blocker Corp. and SPPE VII-B Aurora Blocker Corp., each a Delaware corporation.
     “Summit Funds” is defined in the Preamble of this Agreement.

     “Summit GPs” is defined in the Preamble of this Agreement.
     “Summit Representative” is defined in Section 7.13 of this Agreement.
     “Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.
     “Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.
     “Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
     “Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.
     “Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest or penalties related to such Taxes.
     “Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
     “TRA Rights” has the meaning set forth in the Recitals to this Agreement.
     “Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
     “Units” has the meaning set forth in the Recitals to this Agreement.
     “Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from Basis Recovery, Boot Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Boot Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) the United States federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by Basis Recovery, any Boot Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation in the earliest possible Taxable Year permitted by the Code and Treasury Regulations from the date of the Early Termination Schedule, including the Taxable Year that includes the date of the Early Termination Schedule, (4) any non-amortizable assets (other than any Subsidiary Stock) will be disposed of on the fifteenth anniversary of the applicable Boot Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), and (5) any Subsidiary Stock will be deemed never to be disposed of; provided, that if (i) the Committee delivers to the Corporation a written opinion of a Qualified Tax Advisor to the effect that as a result of a certain transaction (or series of transactions), it is more likely than not that the tax basis in the amortizable or depreciable assets of Aurora that are acquired by the Corporation in the

Merger will be increased by reference to the tax basis in such Subsidiary Stock and the tax basis in such Subsidiary Stock will decrease accordingly, and (ii) the Corporation determines that it is commercially reasonable to effectuate such transaction (or series of transactions), then the Valuation Assumptions will take into account such increased tax basis in the amortizable or depreciable assets of Aurora that are acquired by the Corporation in the Merger.
ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFITS
     Section 2.1 Closing Date Basis Recovery Letter. The letter dated as of the date of this Agreement from the Corporation to the Members shows, in reasonable detail necessary to perform the calculations required by this Agreement, for purposes of Taxes, estimates of (i) the Closing Date Tax Basis, (ii) Basis Recovery, calculated in the aggregate, and (iii) the Basis Recovery schedule, which is the period (or periods) over which the Closing Date Tax Basis is amortized, depreciated, or otherwise recovered (the “Closing Date Basis Recovery Letter”).
     Section 2.2 Tax Benefit Schedule.
     (a) Tax Benefit Schedule. Within 90 calendar days after the filing of the United States federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Committee a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”), which Tax Benefit Schedule also will include (i) the Non-Stepped-Up Tax Basis of the Corporation’s direct and indirect assets, (ii) the Boot Basis Adjustments for such Taxable Year, calculated in the aggregate, and (iii) the period over which the Boot Basis Adjustments will be amortizable and/or depreciable. The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).
     (b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporation for such Taxable Year attributable to Basis Recovery, Boot Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional taxable boot payable by the Corporation. Carryovers or carrybacks of any Tax item attributable to Basis Recovery, Boot Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. The parties agree that (i) all Tax Benefit Payments attributable to Basis Recovery or to Boot Basis Adjustments, other than amounts accounted for as Imputed Interest, will (A) be treated as subsequent upward purchase price adjustments that give rise to further Boot Basis Adjustments to the Corporation and (B) have the effect of creating additional Boot Basis Adjustments to the Corporation in the year of payment, and (ii) as a result, such additional Boot Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.
     Section 2.3 Procedures, Amendments.
     (a) Procedure. Every time the Corporation delivers to the Committee an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Committee schedules and work papers, as determined by the Corporation or requested by the Committee, providing reasonable detail regarding the preparation of the Schedule and (y) allow the Committee reasonable access at no cost to the appropriate representatives at the Corporation, as determined by the Corporation or requested by the Committee, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporation delivers to the Committee a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporation shall deliver to the Committee the Corporation Return, the reasonably detailed calculation by the Corporation of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporation of the actual Tax liability, as well as any other work papers as determined by the Corporation or requested by the Committee. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which the Committee has received the applicable Schedule or amendment thereto (as well as the tax returns, calculations and work papers described in (i) and (ii) of the preceding sentence) unless the Committee (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto (as well as the tax returns, calculations and work papers described in (i) and (ii) of the preceding sentence), provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith, in which case such Schedule or amendment thereto becomes final and binding upon agreement of the parties or conclusion of the Reconciliation Procedures (as defined below), or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes final and binding on the date the waiver is received by the Corporation. If the parties, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within 30 calendar days after receipt by the Corporation of an Objection Notice, the Corporation and the Members shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).
     (b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Committee, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Closing Date Basis Recovery Letter to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). In addition, the Closing Date Basis Recovery Letter shall be appropriately amended by the Committee and the Corporation to the extent that, as a result of a Determination, the Corporation is required to calculate its Tax liability in a manner inconsistent with the Closing Date Basis Recovery Letter.
ARTICLE III
TAX BENEFIT PAYMENTS
     Section 3.1 Payments.
     (a) Payments. Notwithstanding Section 3.1(b), but subject to the one million dollar ($1,000,000) limitation on aggregate Catch-Up Payments set forth in Section 3.1(b), no later than April 1 of the calendar year following the calendar year in which the Merger occurs, the Corporation shall make payments (“Catch-Up Payments”) to the Members in the amount of 20% of the ordinary income recognized by Aurora in connection with the Merger and allocated to such Member (as reported to such Member on the Schedule K-1 of Aurora’s Form 1065 for the year during which the Merger occurs), without regard to either the amount of any Net Tax Benefit or the amount of any Tax Benefit Payment otherwise due by such date. Within five (5) Business Days after a Tax Benefit Schedule delivered to the Committee becomes final and binding in accordance with Section 2.3(a), the Corporation shall pay to each Member for such Taxable Year such Member’s Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts previously designated by such Member to the Corporation or, if no wire transfer instructions have been so provided, by check payable to such Member or as otherwise agreed by the Corporation and such Member. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.
     (b) Tax Benefit Payment. A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. Tax Benefit Payments shall be made to the Members in the following order and priority: first, a Catch-Up Payment shall be made to each Member, until each Member has received an aggregate Catch-Up Payment (including in such aggregate Catch-Up Payments made pursuant to the first sentence of Section 3.1(a) as well as Catch-Up Payments described in this Section 3.1(b)) equal to 20% of the amount of such ordinary income allocated to the Member on the Schedule K-1 of Aurora’s Form 1065 for the year during which the Merger occurs (provided, however, that aggregate Catch-Up Payments made to all Members pursuant to the terms of this Agreement shall not exceed one million dollars ($1,000,000)); and second, a payment (a “Regular Payment”) shall be made to each Member equal to any remaining Tax Benefit Payment multiplied by such Member’s Percentage as set forth on the Member Percentage Schedule attached hereto (and as updated from time to time by written notice to the Corporation by any Member assigning in whole or in part its interests hereunder), with it being understood and agreed that each Catch-Up Payment and each Regular Payment will include a ratable portion of each of the Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units in the Merger unless otherwise required by law. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of Catch-Up Payments and Regular Payments previously made under this Section 3.1 (excluding the portion of any such payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no Member shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1), (3), (4) and (5), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”
     Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.
     Section 3.3 Imputed Interest. For the avoidance of doubt, for purposes of determining the amount of Imputed Interest under this Agreement, the interest rate to be used shall be the rate as determined under the applicable provision of the Code, and not the Agreed Rate.
ARTICLE IV
TERMINATION
     Section 4.1 Early Termination and Breach of Agreement.

     (a) With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement with respect to all amounts payable to the Members at any time by paying to each Member such Member’s Early Termination Payment; provided, however, that this Agreement shall only terminate as to a Member upon the receipt of the Early Termination Payment by such Member; and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid to any Member. Upon payment of all of the Early Termination Payments by the Corporation, neither the Members nor the Corporation shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Corporation and the Committee as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment).
     (b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporation and the Committee as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches any of its material obligations under this Agreement, each Member shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months after the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months after the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement (but, for the avoidance of doubt, Section 5.2 shall apply as if such Tax Benefit Payment was due) if the Corporation fails to make any Tax Benefit Payment when due (i) to the extent that the Corporation has insufficient funds to make such payment as a result of applicable limitations imposed by any agreement governing existing Senior Obligations (including, without limitation, limitations on the ability of direct or indirect subsidiaries of the Corporation to make distributions to the Corporation) or (ii) if the Board determines reasonably and in good faith that making any such distribution or payment would result in a default under any such agreement governing existing Senior Obligations, and the failure to make any such payment as a result of the circumstances in clause (i) or (ii) shall not result in another breach of this Agreement or alter the provisions of Article V and such prohibited payment shall not be paid so long as it is restricted pursuant to clause (i) or (ii). The Corporation shall use commercially reasonable efforts to maintain sufficient available funds for the purpose of making required payments under this Agreement. Any interest payable on an Early Termination Payment shall only be required to be paid upon the payment of the applicable Early Termination Payment, except to the extent such interest is not otherwise prohibited by the applicable limitations imposed by any agreement governing existing Senior Obligations.
     Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the Committee notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for each of the Members. The Early Termination

Schedule shall become final and binding on all parties 30 calendar days from the first date on which the Committee has received such Schedule or amendment thereto unless the Committee (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporation (the “Early Termination Effective Date”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Members shall employ the Reconciliation Procedures.
     Section 4.3 Payment upon Early Termination.
     (a) Within three calendar days after the Early Termination Effective Date, the Corporation shall pay to each Member an amount equal to such Member’s Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank accounts designated by such Member or, if no wire transfer instructions have been so provided, by check payable to such Member or as otherwise agreed by the Corporation and such Member.
     (b) Each Member’s “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such Member beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.
ARTICLE V
SUBORDINATION AND LATE PAYMENTS
     Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations that are not Senior Obligations.
     In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Corporation or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Federal or State bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Corporation or otherwise, the Senior Obligations shall first be Paid in Full before the Members shall be entitled to receive any Tax Benefit Payment or Early Termination Payment (or any interest thereon), and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Tax Benefit Payment or Early Termination Payment in any such case, proceeding, assignment, marshalling or otherwise shall be paid or delivered directly to the holders of the Senior Obligations until Paid in Full. If any event of default has occurred and is continuing under the Senior Obligations, no Tax Benefit Payment or Early Termination Payment (or any interest due thereon) shall be made by or on behalf of the Corporation, and the Members shall not take or receive from the Corporation, directly or indirectly, in cash or other property or by set off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any outstanding portion of the Tax Benefit Payment or Early Termination Payment (or interest due thereon). All payments or distributions received by the Members which are paid or received contrary to the provisions of this Section 5.1 shall be received in trust for the benefit of the lenders and agents under the Senior Obligations, shall be segregated from other funds and property held by the Members, and shall be forthwith paid over to the Barclays Bank PLC

(or its designated successor), as administrative agent on behalf of the lenders and other agents under the Senior Obligations, to be applied to the payment or prepayment of the Senior Obligations in accordance with the terms of the agreements governing the Senior Obligations.
     Section 5.2 Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Members when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.
ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION
     Section 6.1 Participation in the Other Parties’ Tax Matters. Except as otherwise provided herein or in any other Agreement between the Corporation and any of the Members, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including without limitation the preparation, filing, or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the Committee of, and keep the Committee reasonably informed with respect to, the portion of any audit of the Corporation by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Members under this Agreement, and shall provide to the Committee reasonable opportunity to provide information and other input to the Corporation and its respective advisors concerning the conduct of any such portion of such audit.
     Section 6.2 Consistency. The Corporation and the Members agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, Basis Recovery, Boot Basis Adjustments, Imputed Interest and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement unless otherwise required by law.
     Section 6.3 Cooperation. The Members shall (a) furnish to the Corporation in a timely manner such information, documents, and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination, or controversy with any Taxing Authority, including without limitation any determination or calculation of the Boot Basis Adjustment, (b) make itself available to the Corporation to provide explanations of documents and materials and such other information as the Corporation may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse the Committee for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, the Management Investors, or the Management Representative, to:
Aurora Diagnostics, Inc.
11025 RCA Center Drive, Suite 300
Palm Beach Gardens, Florida 33410
Attn: James C. New
with a copy (which shall not constitute notice to the Corporation, the Management Investors, or the Management Representative) to:
Alston & Bird LLP
101 South Tryon Street, Suite 4000
Charlotte, North Carolina 28280
Attn: Lee R. Rimler, Esq.
If to the Summit Funds, the Summit GPs, the SB Shareholders, or the Summit Representative, to:
c/o Summit Partners, L.P.
222 Berkeley Street, 18th Floor
Boston, Massachusetts 02116
Attn: Christopher J. Dean
Attn: Pete Connolly (for notice to the Summit Representative only)
with copies (which shall not constitute notice to the Summit Funds, the Summits GPs, the SB Shareholders, or the Summit Representative) to:
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attn: Brian C. Van Klompenberg, P.C.
If to the KB Shareholders or the KRG Representative, to:
KRG Capital Partners, LLC
1515 Arapahoe Street, Tower One, Suite 1500
Denver, Colorado 80202
Attn: Christopher J. Bock
with copies (which shall not constitute notice to the KB Shareholders or the KRG Representative) to:

Hogan Lovells LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Attn: George A. Hagerty, Esq.
If to the Committee, to the KRG Representative, Summit Representative, and Management Representative as listed above in this Section 7.1.
Any party may change its address by giving the other party written notice of its new address in the manner set forth above.
     Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic transmission in portable document format (pdf) shall be as effective as delivery of a manually signed counterpart of this Agreement.
     Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.
     Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     Section 7.6 Successors; Assignment; Amendments; Waivers.
     (a) Each of the Members may assign any of its rights under this Agreement, in whole or in part, to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to assume all rights and obligations of such Member under this Agreement appurtenant to the rights being assigned, except as otherwise provided in such joinder.
     (b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Committee; provided, that, the definition of Change of Control cannot be amended without the written approval of a majority of the Independent Directors. No provision of this

Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
     (c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators, and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Corporation by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.
     Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     Section 7.8 Resolution of Disputes.
     (a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance, or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.
     (b) Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award. For the purposes of this paragraph (b), each of the Members (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as agent of such Member for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Committee or, if such action relates solely to one or more Members and not the Members as a whole, such Members of any such service of process, shall be deemed in every respect effective service of process upon such Members in any such action or proceeding.
     (c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action, or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forums designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

          (ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.
     Section 7.9 Reconciliation. In the event that the Corporation, on the one hand, and one or more of the Members, on the other hand, are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the disputing parties and retained by the Corporation. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the parties to the Reconciliation Dispute agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the parties to the Reconciliation Dispute or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Closing Date Basis Recovery Letter or an amendment thereto, or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The parties to the Reconciliation Dispute shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the position of a party or parties to the Resolution Dispute, in which case the party or parties whose position was not adopted shall reimburse the party or parties whose position was adopted for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the parties to this Agreement and may be entered and enforced in any court having jurisdiction.
     Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Members.
     Section 7.11 Treatment of a Consolidated Group; Transfers of Corporate Assets.
     (a) To the extent that the Corporation is or becomes a member of a consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income tax return pursuant to Sections 1501 et seq. of the Code or any provisions of state or local law, or would be eligible to become a member of such a group at the election of one or members of that group, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the group as a whole.

     (b) If the Corporation transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit or Realized Tax Detriment of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.
     Section 7.12 Confidentiality.
     (a) Each of the Members acknowledges and agrees that the information of the Corporation and its Affiliates and successors is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors learned by such Member heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates or successors or that is or becomes available to the public (except as a result of an act of any Member or the Committee in violation of this Agreement), (ii) the disclosure of information (A) to authorized directors, officers, representatives, agents and employees of a Member or any of its Affiliates that agree to be bound by the provisions of this Section 7.12 and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement, (B) as part of such Member’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such Member’s or such Member’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to such Member’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents, (C) to any bona fide prospective assignee of such Member’s rights under this Agreement, or prospective merger partner of such Member, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.12, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any Member required to make such disclosure pursuant to clause (D) above shall provide to the Corporation prompt notice of such disclosure, or (E) to the extent necessary for a Member to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority, or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Members (and each employee, representative or other agent of the Members, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, Aurora, and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Members or the Committee relating to such tax treatment and tax structure. Nothing in this Section 7.12 shall in any way limit or otherwise modify any confidentiality covenants entered into by any employee of the Corporation or its Subsidiaries pursuant to any other agreement entered into with the Corporation or any of its Subsidiaries.
     (b) If any of the Members or the Committee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation or any of its Affiliates shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Affiliates and the accounts and funds managed by the Corporation or any of its Affiliates, and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
     Section 7.13 Member Committee.
     (a) Authority of the Committee. Except for situations in which the approval of a Member or the Members collectively is expressly and specifically required by the express terms of this Agreement, and subject to the other provisions set forth in this Section 7.13, the Committee shall have the sole power to bind or take any action on behalf of the Members, or to exercise any rights and powers granted to the Members under this Agreement (including, without limitation, the full power and authority on each Member’s behalf (i) to receive and disburse any Schedule or other document contemplated under this Agreement on behalf of such Member; (ii) to execute and deliver on behalf of such Member, at the direction of such Member, any amendment or waiver hereto; (iii) to take all other actions to be taken by or on behalf of such Member in connection herewith; and (iv) to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions which such Member or the Members collectively are permitted or required to take, give, withhold or make under this Agreement). All decisions and actions by the Committee (to the extent authorized by this Agreement) shall be binding upon all Members, and no Member shall have the right to object, dissent, protest or otherwise contest the same.
     (b) Composition of the Committee.
          (i) Number and Appointment. The Committee shall consist of three (3) Representatives. The holders of a majority of the Percentages designated on the Member Percentage Schedule as KRG Percentages shall have the right to appoint one (1) Representative (the “KRG Representative”), the holders of a majority of the Percentages designated on the Member Percentage Schedule as Summit Percentages shall have the right to appoint one (1) Representative (the “Summit Representative”) and the holders of a majority of the Percentages designated on the Member Percentage Schedule as Management Percentages shall have the right to appoint one (1) Representative (the “Management Representative”). The initial Committee shall consist of Christopher J. Bock (who shall be the initial KRG Representative), Pete Connolly (who shall be the initial Summit Representative) and James C. New (who shall be the initial Management Representative).
          (ii) Term; Removal. Each Representative appointed shall serve until a successor is appointed by the Persons entitled to appoint such Representative hereunder by written notice to the Corporation and the other Representatives or his or her earlier resignation, death or removal. A Representative may resign at any time upon written notice to the Committee. The Person or Persons entitled to designate a specific Representative shall be the only Person or Persons entitled to remove such Representative.
          (iii) Vacancies. A vacancy in the Committee because of resignation, death or removal of a Representative will be filled by the Person or Persons entitled to appoint such Representative pursuant to the terms of this Section 7.13. If any Person or Persons fail to appoint a Representative pursuant to the terms of this Section 7.13, such position in the Committee shall remain vacant until such Person or Persons exercise their right to appoint a Representative as provided hereunder.
     (c) Committee Actions; Meetings. Unless another percentage is set forth herein, any determination or action required or permitted to be taken by the Committee may be taken at a meeting at which a quorum is present by a majority of the Representatives then in office (through meetings of the Committee pursuant to this Section 7.13). A majority of the Representatives shall constitute a quorum sufficient for conducting meetings and making decisions. Regular meetings of the Committee may be held on such date and at such time and at such place as shall from time to time be determined by the Committee. Special meetings of the Committee may be called from time to time by any two (2) Representatives acting together. Notice of each special meeting of the Committee stating the date, place and time of such meeting shall be delivered to each Representative by hand, telephone, telecopy, overnight courier or the U.S. mail at least forty-eight (48) hours prior to any meeting of the Committee. Notice may be waived before or after a meeting or by attendance without protest at such meeting. Any action to be taken by the Committee may be taken at a meeting of the Committee or by a written consent executed by all of the Representatives then in office. Representatives may participate in a meeting of the Committee by means of telephone conference or similar communications equipment by which all Persons participating in the meeting can communicate with each other, and such participation in a meeting shall constitute presence in person at the meeting. The Committee may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate. Any Representative unable to attend a meeting of the Committee may designate another Representative as his or her proxy. Each Representative shall have one vote on all matters before the Committee.
     (d) Delegation of Authority. The Committee may delegate its authority hereunder to any Person and may retain service providers as it deems necessary to carry out its responsibilities hereunder. Except as otherwise provided herein, the Committee may direct the Corporation in writing to direct a pro rata portion all or any portion of payments to be made to the Members hereunder to pay or reimburse any Person for the payment of any such service providers.
     (e) Limitation of Liability. Except as otherwise provided herein or in any agreement entered into by such Person and the Corporation, no present or former Representative nor any such Representative’s Affiliates, employees, agents or representatives shall be liable to any Member for any act or omission performed or omitted by such Person in its capacity as Representative; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s bad faith, willful misconduct or knowing violation of law or willful breach of this Agreement as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Representative shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Representative in good faith reliance on such advice shall in no event subject such Representative or any of such Representative’s Affiliates, employees, agents or representatives to liability to any Member.
     (f) Indemnification.
          (i) Generally. Each Member hereby agrees, on an individual basis, for itself only and not jointly and severally, to indemnify and hold harmless any Person (each an “Indemnified Person”) against such Member’s Percentage of all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was serving as a Representative or is or was acting pursuant to delegated authority of the Committee if, in each case, such Indemnified Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Members and not in violation of the express terms of this Agreement, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Person’s conduct was unlawful. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Corporation (on behalf of the Members) in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified hereunder.

          (ii) Nonexclusivity of Rights. The right to indemnification and the advancement of expenses conferred in this Section 7.13(e) shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, law or otherwise. Without limiting the foregoing, each Member hereby acknowledges that one or more of the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by an Affiliated Institution. Each Member hereby agrees that, with respect to any such Indemnified Parties, such Member (i) is, relative to each Affiliated Institution, the indemnitor of first resort (i.e., its obligations to the applicable Indemnified Person under this Agreement are primary and any duplicative, overlapping or corresponding obligations of an Affiliated Institution are secondary), (ii) shall be required to make all advances and other payments under this Agreement, and shall be fully liable therefor, without regard to any rights any Indemnified Person may have against an Affiliated Institution, and (iii) irrevocably waives, relinquishes and releases any such Affiliated Institution from any and all claims against such Affiliated Institution for contribution, subrogation or any other recovery of any kind in respect thereof. Each Member further agrees that no advancement or payment by an Affiliated Institution on behalf of an Indemnified Person with respect to any claim for which such Indemnified Party has sought indemnification from such Member hereunder shall affect the foregoing and any such Affiliated Institution shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such applicable Indemnified Person against such Member. Each Member agrees that each Affiliated Institution is an express third party beneficiary of the terms of this Section 7.13(e)(ii).
          (iii) Limitation. Notwithstanding anything contained herein to the contrary (including in this Section 7.13), any indemnity by the Members relating to the matters covered in this Section 7.13 shall be provided by the Corporation (on behalf of the Members) and solely out of and to the extent of the assets of the Corporation that would otherwise fund Tax Benefit Payments or Early Termination Payments required to be made by the Corporation to the Members under this Agreement, and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required return any portion of any previously made Tax Benefit Payment to help satisfy any indemnification obligations hereunder. The Corporation may withhold from the Members pro rata according to their percentages any amounts advanced by the Corporation hereunder and the Committee may direct the Corporation in writing to direct a pro rata portion all or any portion of payments to be made to the Members hereunder to pay or reimburse any Indemnified Person to the extent entitled to indemnification hereunder.
          (f) Reliance. Each Member agrees that the Corporation shall be entitled to rely on any action taken by the Committee, on behalf of such Member, pursuant to this Section 7.13 (an “Authorized Action”), and that each Authorized Action shall be binding on each Member as fully as if such Member had taken such Authorized Action.
     Section 7.14 Term of Agreement. No Tax Benefit Payment shall be required with respect to any Taxable Year that begins after the end of the 30th Taxable Year following the Taxable Year in which the Merger takes place; provided, however, that any unpaid Tax Benefit Payments and any applicable interest, shall continue to accrue and be payable without regard to this Section 7.14.
* * * * *

     IN WITNESS WHEREOF, the Corporation, the Summit Funds, the Summit GPs, the SB Shareholders, the KB Shareholders, and the Management Investors have duly executed this Agreement as of the date first written above.

CORPORATION: AURORA DIAGNOSTICS, INC.
By:

Name:

Its:

Signature Page to Tax Receivable Agreement

SUMMIT FUNDS: SUMMIT VENTURES VI-A, L.P.
By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:
Name:
Its:	Member

SUMMIT VI ADVISORS FUND, L.P.
By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:
Name:
Its:	Member

SUMMIT VI ENTREPRENEURS FUND, L.P.
By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:
Name:
Its:	Member

Signature Page to Tax Receivable Agreement

SUMMIT INVESTORS VI, L.P.
By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:
Name:
Its:	Member

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-A, L.P.,
By:	Summit Partners PE VII, L.P.
Its:	General Partner

By:	Summit Partners PE VII, LLC
Its:	General Partner

By:
Name:
Its:	Member

SUMMIT GPS: SUMMIT PARTNERS VI (GP), L.P.
By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:
Name:
Its:	Member

SUMMIT PARTNERS PE VII, L.P.
By:	Summit Partners PE VII, LLC
Its:	General Partner

By:
Name:
Its:	Member

Signature Page to Tax Receivable Agreement

SB SHAREHOLDERS: SUMMIT VENTURES VI-B, L.P.
By:	Summit Partners VI (GP), L.P.
Its:	General Partner

By:	Summit Partners VI (GP), LLC
Its:	General Partner

By:
Name:
Its:	Member

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-B, L.P.
By:	Summit Partners PE VII, L.P.
Its:	General Partner

By:	Summit Partners PE VII, LLC
Its:	General Partner

By:
Name:
Its:	Member

Signature Page to Tax Receivable Agreement

KB SHAREHOLDERS: KRG CAPITAL FUND IV, L.P.
By:

Name:

Its:

KRG CAPITAL FUND IV-A, L.P.
By:

Name:

Its:

KRG CAPITAL FUND IV (FF), L.P.
By:

Name:

Its:

KRG CAPITAL FUND IV (PA), L.P.
By:

Name:

Its:

KRG CO-INVESTMENT, L.L.C.
By:

Name:

Its:

Signature Page to Tax Receivable Agreement

MANAGEMENT INVESTORS:

JAMES C. NEW

MARTIN J. STEFANELLI

CHRISTOPHER JAHNLE

KIRK A. REBANE

FRED FERRARA

GREG MARSH

MICHAEL NULL

MICHAEL GRATTENDICK

DEANNA SHACKLEY

Signature Page to Tax Receivable Agreement